Revance Appoints Mark J. Foley as President and CEO, Replacing Dan Browne

–Mark Foley to lead company as it gears up to commercialize next-generation neuromodulator -
–Change in leadership unrelated to company performance -
–Revance on track to submit BLA for DAXI for the treatment of glabellar lines in the Fall of 2019, as previously announced -

NEWARK, Calif., October 14, 2019 -- Revance Therapeutics, Inc. (Nasdaq: RVNC), a biotechnology company pioneering new innovations in neuromodulators for aesthetic and therapeutic indications, today announced the appointment of Mark Foley as President and CEO, replacing Dan Browne, who has stepped down due to a misjudgment in handling an employee matter. Mr. Browne has also resigned from Revance’s Board of Directors.
Mr. Foley assumes the President and CEO role after serving on the Revance Board for the past two years. He brings more than 25 years of operational and investment experience in the healthcare arena. Previously, Mr. Foley served as Chairman, President and CEO of ZELTIQ Aesthetics (ZLTQ) from 2012 to 2017, where he led the company through a period of significant transformation and growth, culminating in its acquisition by Allergan (AGN).
The change in leadership is unrelated to Revance’s operational performance, which continues to be strong. The company remains on track to file its Biologics Licensing Application (BLA) submission for DaxibotulinumtoxinA for Injection (DAXI) for the treatment of glabellar (frown) lines in the Fall of 2019, as previously announced.
“The Board deeply appreciates Dan’s contributions over many years to develop and grow the business, positioning Revance to become a leader in the aesthetics market,” said Angus Russell, Chairman of the Board. “Mark is a seasoned aesthetic and medical device leader, having expertise in commercialization strategies that drive company growth and generate significant shareholder value. We are extremely fortunate that such a distinguished leader has agreed to step in as President and CEO, one who the board believes will successfully lead Revance into its next phase of commercialization.”
“I am incredibly excited about the opportunity to lead Revance, especially given the company’s existing momentum, due in large part to Dan’s leadership," said Foley. "As a current board member, I assume the role of CEO with tremendous confidence in the rest of the management team, knowing that we have the right people in place to execute on our shared plan. The executive team and board are fully aligned in our desire to unlock the substantial opportunity that we believe exists for DAXI, and to optimally position Revance for future growth and value creation. I continue to have strong conviction that differentiated and novel brands can garner meaningful adoption in both established and growing markets. With DAXI, I look forward to introducing the first truly novel neuromodulator since the category was created. As CEO, my primary focus will be on ensuring the timely submission of the company’s BLA, while continuing our preparations for a successful commercial launch.”
Mr. Foley was previously Chairman, President and CEO of ZELTIQ Aesthetics (ZLTQ). During his tenure, he led ZELTIQ’s growth from $68 million in annual revenue in 2012 to over $350 million in 2016, resulting in a greater than tenfold appreciation of the company’s stock. Mr. Foley also served as a Managing Director of RWI Ventures, a venture capital firm focused on life sciences, networking, semiconductor and software investments from 2004 to 2018. Prior to this, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly), Perclose (acquired by Abbott) and Ventrica (acquired by Medtronic), where he was the founder and CEO. He currently serves on the Board of Directors for public companies Glaukos (GKOS) and SI-Bone (SIBN) and is a co-chair of the Aesthetics Innovation Summit. Mr. Foley is a graduate of the University of Notre Dame.

About Revance Therapeutics, Inc.
Revance Therapeutics is a Silicon Valley-based biotechnology company, pioneering new innovations in neuromodulators for aesthetic and therapeutic indications. Revance’s lead product candidate, DaxibotulinumtoxinA for Injection (DAXI), combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. Revance has successfully completed a Phase 3 program for DAXI in glabellar (frown) lines, delivering unprecedented efficacy and long-lasting duration of effect, and is pursuing U.S. regulatory approval in 2020. Revance is also evaluating DAXI in forehead lines and lateral canthal lines (crow’s feet), as well as in three therapeutic indications - cervical dystonia, adult upper limb spasticity and plantar fasciitis, with plans to study migraine. Beyond DAXI, Revance has begun development of a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. Revance is dedicated to making a difference by transforming patient experiences. For more information or to join our team, visit us at www.revance.com.
“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
BOTOX® is a registered trademark of Allergan, Inc.
Forward-Looking Statements
This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; our ability to attract, retain and motivate highly qualified management, clinical and scientific personnel; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our of our quarterly report on Form 10-Q filed August 6, 2019. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.
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Contacts
INVESTORS
Revance Therapeutics, Inc.:
Jeanie Herbert, 714-325-3584
jherbert@revance.com
or
Gilmartin Group, LLC.:
Laurence Watts, 619-916-7620
laurence@gilmartinir.com

MEDIA
Revance Therapeutics, Inc.:
Sara Fahy, 949-887-4476
sfahy@revance.com
or
General Media:
Y&R:
Jenifer Slaw, 347-971-0906
jenifer.slaw@YR.com
or
Trade Media:
Nadine Tosk, 504-453-8344
nadinepr@gmail.com
Source: Revance Therapeutics, Inc.